Exhibit 99.1

Odyssey Marine Exploration

Corporate Update Conference Call

November 5, 2013

Operator: Good afternoon and thank you for joining us today for Odyssey Marine Exploration’s Corporate Update Conference Call. With us are Gregory Stemm, the Company’s Chief Executive Officer and Mark Gordon, President and Chief Operating Officer as well as Philip Devine, Odyssey’s Chief Financial Officer. Following their remarks, we will open the call for your questions and before the conclusion of today’s call, I’ll provide the necessary precautions regarding forward looking statements made by management during this call.

We would like to remind everyone that this call is available for replay through December 5th 2013 starting later this evening. A webcast replay will also be available via a link provided in yesterday’s call announcement press release as well as available on the company’s website at odysseymarine.com.

Now I would like to turn the call over to Chief Executive Officer of Odyssey Marine Exploration, Mr. Gregory Stemm. Please go ahead sir.

Greg Stemm: Thank you very much. Good evening everyone, this is Greg Stemm, Odyssey’s CEO. I’d like to start by welcoming everyone to the call today and apologize in advance for the poor quality of my phone connection. I’m out of the country and the connection here isn’t the best but I hope you can all hear me okay.

Today’s call will be broken into several parts. First, I’m going to provide a general introduction and commentary. Then Mark Gordon, our president and Philip Devine, our CFO will provide some additional comments. Then we’re going to move on to some specific questions that have been posed to us by shareholders and finally, we’re going to take some questions from you.

Let’s get right to the issue at hand and the main reason that you’re probably taking time out of your busy schedule to be on this call today. The catalyst for today’s call was a short and distort so-called investigative report put out last week. I’m going to assume that you’ve seen that exact piece that was published by Meson Capital Partners, a small San Francisco investment firm. It’s really important to note that this piece, which contains significant false and misleading allegations, was put out by a young man with a small fund who’s apparently not had a very good track record during the bull market of the last several years.

Unfortunately, he’s apparently decided to try to redeem his poor performance this past year by trying to short Odyssey stock and publishing a report to scare investors with misleading information. His attempt to use the report to manipulate the market is so transparent that he even chose to make the attack in the middle of the trading day of the last day of the fiscal year with many funds. Not only creating havoc for many of our investors but if it was at the end of the fiscal year for his own fund would have enabled him to mark to market at the end of the day to attempt to paint a rosier picture of his fund’s performance for the year.

The intent of this guy is clear. He wants to drive the price of Odyssey’s stock down, profit at the expense of Odyssey shareholders and he put out false and misleading information to do it. This is called a “short and distort” tactic and if you haven’t encountered this type of market mugging and I really hope you haven’t, I’d recommend that you go online and look up “short and distort.” You’ll find plenty of information about this unsavory tactic and the people that use it. We believe that in this case, Meson has crossed the ethical, not to mention, legal line and we’ve already notified proper authorities. We’ve also been informed that a group of Odyssey investors are considering a class action suit against Meson. If you’d like us to put you in touch with this group of investors, please contact us through our website.

On a side note on Meson, a lawyer who in my opinion is probably one of the best securities litigation lawyers in the country, thoroughly read and reviewed the 60-page short and distort piece as well as the most recent Meson Capital investor newsletter. He told me that after his decade of securities law work, one thing really struck him about everything he read. Meson says the report was “fully sourced and vetted by our experienced lawyers.” The securities lawyer said that he couldn’t imagine any lawyer, much less an experienced securities lawyer, ever allowing this document to go out. He challenged Meson to disclose the identity of their lawyers.

Our public filings are reviewed and vetted carefully by our in-house counsel, Melinda MacConnel, our outside securities counsel, David Doney at the Akerman Law Firm, and Jon Sawyer, the former NASD lawyer who sits on our board of directors. Our strategy to use offshore entities to help build shareholder value was organized with extensive guidance from our outside legal counsel and the independent certified public accountants, Grant Thornton. The investment banker that’s working with us on the Oceanica Project is J.P. Morgan Chase. These are the professionals who are working with Odyssey to make sure that our every action is fully vetted. Pursuant to our lawyer’s question, might I suggest that Meson tells their investors and the public who the lawyers were that supposedly fully vetted their attacks?

In evaluating Meson’s claim, it’s important to note that a lie is not always a misstatement of fact. A lie is also when you distort the truth or you leave out vital facts that lead someone to a false impression. In the U.S. Securities regulation 10b-5 it states that it is unlawful to, “make any untrue statement of a material fact or to omit to state a material fact necessary in order to make the statement made in the light of the circumstances in which they were made, not misleading in connection with the purchase or sale of any security.” In other words, omitting the truth is as illegal as telling a lie. A lie of omission is as serious and dishonest as an outright misstatement of the truth. When someone lies to you several times, it should call every other statement that they ever made into question.

There’s too much misinformation in the Meson report to go into it all on this call but I want to start with three examples of their attempt to mislead you. These alone should call their intent and their integrity into question. First, Meson devotes a lot of time to talking about allegations made by the Securities and Exchange Commission over 20 years ago about John Morris and me. However, he conveniently fails to mention that we were found innocent of every single claim by the SEC. We were 100% exonerated in a jury trial of every allegation. In fact, the judge in the case found the case that was brought against us so egregious that he awarded us court costs from the SEC. Was Meson ignorant of that fact, which suggests they didn’t do even the most basic due diligence, or did they intentionally omit that material information? You’ve got to wonder.

Number two, Meson claims that there have been excessive insider stock sales saying, “OMEX insiders have repeatedly sold large amounts of stocks in the open market to public investors.” Isn’t it funny that he didn’t mention that since 2008, for the past five years, there’s been approximately $1.4 million in stock purchases by management and directors and approximately 175,000 in stock sales, which happens to include 45,000 that were sold by one person who immediately repurchased them in an IRA account.

So that’s essentially a 10-to-1 ratio of insider buying to selling during the past five years. Why wasn’t that mentioned?

The piece then says that the off-balance sheet valuation for Neptune is not representative of the value of the company because only 3.5 million was raised at a $300 million market capitalization. It fails to mention, however, that an additional $17 million was raised shortly thereafter at the same $300 million market capitalization. According to Meson Capital’s filings that we were able to review, that appears to be more than Meson even has under management in their fund. Yet Meson failed to mention it? Again, was Meson guilty of poor due diligence or were they intentionally deceitful? These are just a few of the misleading pieces of information in the Meson attack piece.

The question that should be running through your minds at this point is why, through all the supposed due diligence that Meson conducted, couldn’t they just contact the company to ask us about their concerns? The questions mentioned above could have been easily answered, and the information corrected. How can anyone claim to have done an “investigative report” on a subject matter while ignoring the most important and comprehensive source of information on that subject - the company itself? After I finish this introduction, we’ll discuss some more specific examples of blatantly false statements and allegations that are ridiculous. They’re so ridiculous, it’s hard to imagine anyone would ever put them in writing. Frankly, it should be an embarrassment for Meson.

But it was very serious to Odyssey shareholders who saw approximately $50 million dollars disappear from your company’s value in one day as a result of this escapade.

But I’m not here to criticize short sellers. The ability to short a stock plays an important role in maintaining a dynamic market, but the legitimacy of shorts change when the entity holding the short position tries to damage the company by scaring investors with false and misleading information. It’s one thing to bet on a football game, but quite another to get the quarterback suspended from the game by falsely reporting that he was engaged in a crime - and that’s what we’re talking about here.

I personally believe that the most despicable type of fraud is one that involves a breach of trust -hen someone pretends to be your ally and advocate then robs you. In the case of Meson’s report, the author first presents himself as a shareholder advocate saying, “You deserve answers more than anyone, so demand them from your company.” Wouldn’t you think that if he was really interested in the answers, the first thing he would have done would’ve been to just pick up the phone and ask the company rather than trying to scare shareholders with these clearly deceptive allegations? But Meson is quite clear that either they or affiliated entities are short Odyssey stock, crowing in their latest investment newsletter, that as a result of their attack, “The stock was down 24% by the end of the day.” I think it’s abundantly clear that Meson’s interests are not in line with Odyssey shareholders, instead they aimed to profit at the expense of Odyssey shareholders. Period.

Look, Odyssey is a public company. We’ve been a public company for 16 years. We’re meticulous about the accuracy and details of our public filings. We believe that potential investors need to understand everything about the company, and we act accordingly. When an investor conducts due diligence into Odyssey, they’ll find it all - the missteps and challenges, as well as the successes and the victories.

Every successful company in the world has its share of mistakes, mis-calculations and course corrections. And Odyssey mistakes are going to be a little more public and obvious because the public and media are fascinated by what we do, which is both a blessing and a curse. What sets these successful pioneers and entrepreneurs apart isn’t whether they have faced adversity and challenges - they all have. It’s how they deal with them. What they learned and how they adjusted their business plans accordingly. I’ll be the first to admit we’ve done a lot of learning and adjusting over the last couple of years.

I’d venture to guess that everyone on this call who owns Odyssey stock is well aware that we’ve encountered some pretty big obstacles over the years. That goes with being pioneers. It goes with doing things that no one else on earth has ever done, in one of the earth’s harshest and most complicated environment no less. Proper due diligence will show you that we’ve had great challenges but we’ve met each one, we’ve come out stronger with better resources and greater opportunities each time.

At this point though, I think it’s worth taking a little time to remind you about all the good things that are happening at Odyssey.

After completing this year’s recovery work on the Gairsoppa, we’ve recovered a huge amount of silver worth over $75 million from three miles deep in what was probably the most advanced deep shipwreck recovery in history. We’ve proven our ability to monetize deep ocean commodity shipwrecks.

We’ve also negotiated a number of other deep commodity shipwreck projects. The deals we’ve put together provide for the company to receive 90% of the value of these recoveries. In fact, the Odyssey Explorer is out testing our new 6,000 meter ROV system to be used on these wrecks as we speak. And while we’ve been waiting on approval from the Ministry of Defense to move forward on the Victory Project, we haven’t been sitting still on the historical front. Two countries that have some of the world’s best potential shipwreck projects have passed laws that will give substantial rewards for historical shipwreck recoveries and we have new permit applications in a number of other countries that are currently being processed and negotiated.

As long as we’re talking about historical shipwrecks, it is important to mention that while we’re always going to continue to work on these historical projects and they have the capacity to produce outstanding results, we have refocused a significant portion of our deep ocean capabilities on commodity wrecks, mineral exploration and contracting services in exchange for equity in projects.

Our enthusiasm about the Oceanica Project continues to increase. We see more of the data from the ore samples coming out of the lab. This data is still not complete because of the huge number of cores that have been drilled to help us better understand the size and extent of the prospect. In fact, the lab we’re using had to add to their staff and buy new equipment to handle all the work we’ve given them. The Oceanica prospect keeps looking better in terms of deposit size, ease of mining the ore, mineral content and suitability of the minerals for processing at competitive prices.

We’re working closely with one of the world’s largest offshore operations companies to develop an advanced mining system, which they will build and operate. Furthermore, analysis of the ore-bearing matrix indicates that the ore recovery can be accomplished using tried and true technologies on ships, which are already in their extensive fleet. As we stated previously, this is clearly a world-class mineral deposit with significant economic and strategic value. We’ll be disclosing more information about this project when our technical reports are complete and we’ve been given the legal clearance to disclose more information about it.

As we look to drive the Oceanica project forward, we’ve engaged J.P. Morgan Chase as our bankers to help us evaluate our options and to maximize shareholder value. This could include raising external financing for the project, bringing in a potential partner or other strategic activities that we believe will provide significant economic returns and prove to be an important proof of concept in our ocean mineral exploration and project development strategy.

The most valuable asset we have at Odyssey are our experienced offshore team, and our onshore support staff coupled with some of the world’s most advanced deep ocean technology and unparalleled experience under our belts with both shipwrecks and now mineral exploration. The ships and technology we employ just keeps getting better and more effective.

On the Dorado Discovery, we’ve just completed our first trials of the newly installed drill, which features advanced coring, reverse circulation drilling and vibra-coring capabilities. This piece of kit is going to revolutionize prospecting for SMS gold, copper, silver, zinc and other deposits. We’ve also added a full suite of environmental testing equipment, as well as one of the world’s most advanced 6,000 meter depth capability ocean multi-beam systems. This along with the new 6,000 meter deep ROV system installed on the Odyssey Explorer shows our commitment to building an unmatched deep ocean technology arsenal that can be employed on our portfolio of projects around the world.

That’s a brief glimpse of some of the good things going around Odyssey. So before I hand the call over to Mark, let me summarize.

One, Meson is clearly no friend of Odyssey shareholders, no matter what they say. Meson intends to reap a profit from trying to mislead people about Odyssey. They’re taking money out of the pocket of Odyssey shareholders.

Two, while we’ve had our challenges as a company, our shareholders are well aware of them and they’ve been able to factor that into their investment decisions. That said, we’ve turned most of those challenges into opportunities with strategic course corrections and we’re now seeing great potential from these new endeavors.

Three, the company is doing exceptionally well. We are the world leaders in both deep ocean mineral exploration and shipwreck exploration and things have never looked brighter at Odyssey.

In times of chaos and crisis, you’re often reminded of your greatest strengths. This last couple of days have been no exception. Since the Meson piece was published, every one of us on the management team has been flooded with calls and letters of support from all of you who know the company, and know that the Meson piece is ridiculous. Many of you published direct responses on line that are exceptionally detailed and show the exceptional amount of due diligence that you’ve done yourselves on Odyssey. Thank you all for your continued support of our company, we’ll make sure that you’re proud to be a shareholder.

Now I’m going to pass the microphone across the equator, to Mark Gordon, our president and then Philip Devine, our Chief Financial Officer who’ll update you on operations and recent company developments then we’ll take a couple of questions. Mark?

Mark Gordon: Thank you Greg. As I prepared my thoughts for today’s call, it caused me to briefly reflect on the recent progress of our business transformation. I thought about how far we’ve come in little more than a year. Let me take you back to the end of June last year. Our cash on hand was $3.5 million. There is great uncertainty as to whether the massive spend we were making on SS Gairsoppa recovery would produce any return at all and, we had not produced any meaningful financial results from our investment in sea floor mineral exploration. Little more than a year later, our business is in its strongest position ever. By year end, our cash position will be in excess of $30 million, we’ve successfully recovered over 99% of the insured silver on Gairsoppa from three miles deep with a total recovery value of nearly $80 million. And we produced $25 million from a sale of a 24% stake in just one of our mineral assets, an asset that was only just publicly announced in March of this year.

As Greg mentioned, we have a lot of exciting activity currently underway in each of our business segments. I apologize in advance if some of this information is repetitive for long term shareholders but I expect that we have some new shareholders on this call as well as a result of this recent article. As you know, we started our focus solely on historic shipwreck projects. We have now added commodity shipwreck projects and mineral exploration to our portfolio, which gives us a nice mix of risk and reward opportunity across the company and allows us to move towards funding the company through operations while still investing in longer term higher risk projects that can provide extremely large returns.

Our company has never had better visibility on potential results from shipwreck recovery operations than we do now. Specifically what this means is that we can look three or more years into the future with confidence in our commodity recovery plans. We know where the ships are, our rights are secured under contract and we do not foresee any regulatory or legal issues.

Cash on hand or cash that will be generated from operations and other non-dilutive sources will fund this core business activity. With the commodity shipwrecks as the segment that could provide the operating cash flow to fund our entire business operation. The rights to these cargos are pretty straightforward and the monetization of the cargos in the commodity market is fairly rapid. We’re also targeting wrecks in geographic clusters to spread operating cost over several projects. Going forward we’re targeting one or more recoveries per year totaling at least $50 million. Successful achievement of this object would fund most of our operations for a year.

We see this as a good opportunity to create a substantial flow of income generation for many years to come. We’ve proven our capabilities to successfully locate and extract significant value from 20th century commodity shipwrecks, our extraordinary marine operations team recovered over 99% of the insured silver bullion cargo documented aboard the Gairsoppa. This season’s recovery yielded what will net out to be approximately 1.7 million ounces in silver bullion. In so doing, they set a new record for the deepest and heaviest recovery of valuable cargo.

Three months after the silver was brought ashore, more than half of it has been processed and monetized at an average price of $23.56 per ounce for a gross total of $21.5 million.

In addition, the implementation of hedging and marketing strategies allowed us to generate an estimated $5.3 million over the value of the silver on the day it was landed. At current market prices, we estimate the monetization and hedging program will generate total gross proceeds of approximately $39 million from the 2013 recovery in addition to the $41 million generated from the 2012 recovery.

We have secured salvage contract extensions from the U.K. Department for Transport for both the Gairsoppa and the Mantola. At this time, we don’t have an expedition scheduled for these sites, however, once recovery economic justify the additional investment, we intend to incorporate additional operations at both of these sites as part of our ongoing 20th century commodity shipwreck program. We also have project approval and salvage contracts from ship owners for a multi-year commodity program with a potential total recovery value of over $180 million based on present commodity prices.

These negotiated salvage contracts award 90% of the recovered cargo value to Odyssey for four separate 20th century shipwrecks. Including these projects, our 20th commodity shipwreck target list has a value of approximately $800 million. We recently made application for salvage contracts with the government partner for two additional valuable World War II shipwrecks. And there are a number of high value 20th century commodity shipwrecks that we intend to opportunistically add to our multi-year program while Odyssey has a ship and equipment nearby.

For the past several months, we’ve been actively working to assemble the necessary ship and equipment for the exploration, assessment and recovery of these cargoes. As an example of the progress we are making in this effort, just in the past few weeks, we equipped the Odyssey Explorer with a 6,000 meter ROV tooling and handling system. In the past, we had to lease a system for this purpose and these systems were not always available. Now we’ve eliminated the issue of equipment availability, which had adversely impacted our operating efficiency in the past. Upon successful testing of the new ROV system, which as Greg mentioned is currently underway, we expect to perform reconnaissance and salvage planning trips to one or more commodity shipwrecks in the first half of 2014. These reconnaissance trips are needed to determine the condition of the shipwrecks and to define the exact equipment and techniques to be used for the recovery expedition.

The company has already identified several of the key components necessary for mobilizing the deep ocean recovery system and is currently evaluating different options and contracts for ships to be used on this operation. Our objective here is to secure a complete recovery system under a long term arrangement that will dramatically reduce our cost of operations in this business segment and that would allow us to run our recovery program over multiple years without interruption once commenced. At present, we plan to commence our next round of recovery operations in the second half of 2014.

Shifting gears, I’d like to update you on our mineral exploration business. We’re extremely excited by the potential of our mineral exploration efforts in general and deposits that are controlled by Oceanica in particular. I know many shareholders would prefer to have more detailed information about the Oceanica deposit at this point. Please understand that the timing of release of more detailed resource information is not entirely at our discretion. Due to the Securities and Exchange Commission regulations governing disclosure for publicly traded mining companies about the potential value of mineral reserves, we are limited in what we can disclose to the market. They can neither be prematurely released nor released too late.

We’ve retained an independent expert on this issue to advise us as to when exactly we can disclose more details on the Oceanica Project. We are very excited about the project and we hope to be able to give you all the details very soon. The samples we’ve been recovering from the deposit have been sent to one of the most prestigious independent laboratories in the country and are being reviewed by qualified experts. The testing is going extremely well but in order to prepare a full and complete resource estimate, hundreds of samples must each be individually tested. The lab continues to process the samples and we’re looking forward to sharing the full results as soon as we’re allowed to do so.

As Greg mentioned in his opening, to ensure that we maximize the value of our investment in this project for the benefit of shareholders, we’ve retained the highly regarded professionals at J.P. Morgan Chase to advise us on future transactions. You can assume that they would not be expending their valuable resources on the success-based engagement unless they believe it was a very significant asset. We continue to stand behind our description of this asset being considered a world class deposit and look forward to being able to share all information on the deposit with you at the appropriate time.

We’re finalizing all the exploration work required to move this project to the next stage and expect to shift the focus of operations to another mineral exploration project shortly. In preparation for our next series of projects, we’ve recently added some very significant technology upgrades to our mineral exploration vessel, the Dorado Discovery. We added a full suite of environmental testing equipment as well as one of the world’s most advanced full ocean depth multi-beam sonar systems, which allows us to create amazingly detailed 3-D topographic maps of the sea floor. The addition of these capabilities has already garnered several serious inquiries from parties who have near term project work requiring the unique capabilities we now possess.

I am perhaps most excited about our recently completed sea trials of a newly installed state-of-the-art customized sea floor drill. This amazing piece of technology has multiple functionality including advanced coring, reverse circulation and vibrocoring capabilities. We believe that this one of a kind deep ocean sea floor drill system will revolutionize prospecting for sea floor massive sulfide deposits thereby enabling us to dramatically advance the knowledge of the size and value of these deposits. We expect to soon put these new capabilities to work on a new series of surveying and exploration projects in the South Pacific Ocean with operations planned to commence early in 2014.

In terms of the historic shipwreck element of our business, this segment of the business is our legacy and it remains near and dear to our hearts. Acknowledging the intricacy associated with archeological shipwreck projects conducted to the highest standards, we clearly stated that we expect to only complete a major historic shipwreck project every few years. Archeological excavation on these types of projects is still extremely important to us but they do take a considerable amount of time to take through the process and we want to do them correctly and not rush them.

A quick word about the UNESCO Convention for the Protection of Underwater Cultural Heritage. Our CEO Greg Stemm sat on the U.S. delegation that was involved in the drafting of this convention. So we’ve been familiar with it for many years. So far, only a small number of countries have adopted it and they represent a little less than 20% of the world’s coastlines. The convention is only in force in countries that have adopted it. The UNESCO Convention does not prohibit the prevention of archeological services for a fee and it does not prohibit the sale of recovered cultural heritage as long as it’s authorized by the competent authorities. The United States, the United Kingdom, Colombia, Bahamas and many other countries are not signatories to the convention. That being said, we believe in the archeological principles outlined in the UNESCO Convention and conduct best in class archeology on historically significant shipwreck projects. Our contract with the Maritime Heritage Foundation for the Victory project and the proposals we currently have out to other governments all comply with the convention’s criteria. In addition to previously disclosed projects at present, we are in discussions with several different governments for new projects that we are very excited about. As we secure additional contracts, we will report further on these projects.

And with that said, I’m pleased to introduce the newest member of our Executive Team, our Chief Financial Officer, Philip Devine. Philip will now update you on our current financial situation.

Philip Devine: Good afternoon.

Before I get into some financial numbers, I would like to make a few statements as the “new” member of the Odyssey team.

I joined Odyssey 3 months ago. Having worked worldwide as a CPA for Deloitte &Touche, as a McKinsey consultant at numerous Fortune 500 companies, and as the CFO of various international innovative companies I can make the following statements with confidence:

The professionalism, knowledge and competence of the Odyssey directors, managers, and staff is outstanding

As an ex Big 4 auditor myself, I really appreciate the thoroughness and professionalism of Odyssey’s independent auditors. Our auditors have the same standards and obligations as the Big 4 auditors. Furthermore, we have the added benefit of having an experienced audit partner who performs audit fieldwork alongside his team and is thus involved with every aspect of the audit file.

I am thankful to Mike Holmes (the former CFO), who delayed his scheduled retirement in order to make sure there was a smooth transition with my arrival. He continues to provide input and advice even when he is retired.

I understand the frustration of shareholders who have lost money last week due to the distorted report from Meson. I used my personal savings to purchase Odyssey shares at $2.88 per share two months ago. I wish I could have purchased shares last week or this week, but SEC rules (such as those concerning trading in shares prior to announcing quarterly results) prevent me and other directors and members of the management team from purchasing shares on the open market at this time.

The business of Odyssey is innovative and involves a higher level of uncertainty than some traditional businesses. Although there may be periodic success stories in the historical shipwreck business, I am glad to see Odyssey concentrating on commodity shipwrecks and seabed mineral deposits with an objective of generating recurring cash inflows. As both the CFO and as an investor, I will be pushing for the company to focus on generating recurring cash flows.

Finally, some of you may fault me for not responding faster to Meson’s report last week, but I felt it was better to read it thoroughly and to get the real and complete facts before coming back to you. With this extra time, I can thus state that there is not a single material error or omission in the disclosures, financial reporting, or accounting of the company.

Now let me cover some financial topics that may be of interest to you.

We will be releasing the financial statements for the third quarter of 2013 on November 12, as has always been planned.

All of our subsidiaries are consolidated in their entirety. This includes our Oceanica mineral deposit companies.

Odyssey follows USGAAP (United States Generally Accepted Accounting Principles). Except for intercompany transactions and balances between the parent company and subsidiaries that are eliminated upon consolidation, all of the assets, all of the liabilities, all of the revenues, all of the expenses, and all of the cash flows of the subsidiaries are shown in the published consolidated financial statements of Odyssey.

For companies where Odyssey holds a stake but no control over the third party entity (such as Neptune), Odyssey uses the equity method of accounting whereby it records the investment in the company as an asset and records its share of any ensuing profit or loss in the company as an adjustment to the carrying value of the investment asset. Because these companies are loss-making at this stage, Odyssey has reduced the carrying book value of the investment assets to zero. However, as most investors realize, the accounting book value is not the same as the market value.

Odyssey began actively pursuing commodity shipwrecks in 2012. In 2013, we completed the recovery of the remaining part of the insured silver on the Gairsoppa shipwreck. The recovery costs for this project in 2012 were $17.8 million and were only $9.2 million in 2013, bringing the 2-year total project costs to $27 million. The total cash inflows from the monetization of the cargo of this project over the same 2 year period will be in excess of $75M. So let me repeat for clarity purposes, total lifetime project costs were $27 million and total estimated monetization of project recoveries will be in excess of $75 million.

From this project, we had cash inflows of nearly $9M in Q3 2013 and we expect cash inflows well in excess of $20M in Q4. As a result mainly of the Gairsoppa project, we will record a small net loss in third quarter (less than $1M) but a significant net profit in the fourth quarter. The $9.2 million of Gairsoppa recovery costs will be credited to expenses in Q3 with most of the 2013 project revenues being shown in Q4.

At September 30, 2013 we had $11 million of cash on hand. With the remaining cash inflows from the Gairsoppa silver monetization and with the eventual exercise of Mako’s options in Oceanica, we should have in excess of $30M of cash on hand at year-end 2013. Contrary to some recent claims by Messon, we do not have plans for nor do we believe that Odyssey will need to conduct any equity offerings in 2014.

Odyssey has no off-balance sheet structures, entities, or obligations. As stated before, we consolidate our subsidiaries in their entirety.

The full value of our convertible debt is shown on our balance sheet. Part of this debt is shown as a loan liability and the other part is shown as a derivative liability. We have not elected to defer any payments on this debt. This convertible debt does have a conversion floor. This debt will be fully paid off by May 2014 and this debt does not allow for pre-payment. The balance on this convertible today is less than $6M. With the strong cash inflows from the Gairsoppa project, several weeks ago we started to elect to pay monthly installments on this debt in cash.

Thank you for listening. If you have questions, please contact the company at any time. I look forward to meeting many of you at our annual meeting or at the various conferences we will be attending throughout the year. Before we turn to the Q&A, I believe Mark Gordon has some further comments.

Mark Gordon: Yes, thank you, Philip. I’d like to now address some of the more wild accusations recently made about Odyssey. While Greg at the beginning of this call did a great job of explaining the strategy of the short-and-distort tactics, I think that the overall tone of the Meson Capital piece makes it quite clear that the purpose of the article is to negatively affect the market. I do want to take the opportunity to highlight just a few of the many false statements and the way the author has intentionally omitted certain facts that suggest erroneous conclusions.

An example of a particularly bothersome allegation is the statement that DNA Limited, a shareholder in Oceanica, appears to have numerous alleged criminal connections. This is a blatantly false accusation and one we take very seriously. The article used a contrived chart purporting to link DNA with several other named Panamanian entities. In fact, none of those companies has anything whatsoever to do with DNA other than the fact that they used the same attorney to incorporate their entities.

That attorney, by the way, is the same attorney Odyssey has used for the formation of its Panamanian entities. He was referred to us by our outside counsel, and he has an excellent reputation.

The DNA directors mentioned in the Meson Capital Partners Report are employees of the law firm used to set up the entity to satisfy Panama’s regulatory framework. They have no day-to-day operating responsibilities. This is a typical structure for Panamanian companies, and the same ridiculous connections could probably be drawn erroneously with over 3,000 other legitimate companies who’ve also used the same law firm.

Let me give you just a couple more examples of misstatements in the article just to underscore the methods being used here, although I think you’re probably starting to get the point. Regarding the value of Oceanica, the last price paid was $1.25 per share by Mako, and we currently own 55.6 million shares of Oceanica. We’ve been advised that Mako’s investor base is comprised of 45 sophisticated investors with an average investment of just over $500,000 for an aggregate total of $25 million invested. None of Mako’s investors are officers or employees of Odyssey. They are completely independent entities and individuals. As mentioned earlier, JPMorgan Chase has been engaged to help us evaluate our options to maximize shareholder for this asset.

One final example of the misleading innuendos of the Meson article is the implication that there was something nefarious about the establishment of the offshore entities in 2013. We can only assume this is an intentional misrepresentation because even the most inexperienced businessmen or analysts understand the general concept of offshore entities as an avenue to maximize asset value and take advantage of international treaties and law. Odyssey has businesses and operations which are expected to generate revenue or investment income outside of the United States. Many companies who generate revenue outside of the country have foreign subsidiaries to optimize tax efficiency and to benefit from tax treaties between different jurisdictions.

In some cases, Odyssey may also form a foreign subsidiary when a local entity is required by law to hold a license for mineral rights. In the past, the provision of services did not require the establishment of a foreign entity.

We follow expert legal advice from one of the nation’s leading business law firms and follow common practices of other publicly listed companies that have foreign operations and interests. We publicly disclose all business entities and relationships, and we’re confident that their existence and management will be a big benefit to our shareholders.

It would literally take me hours to address each false allegation or implication contained in the Meson account, but I think these examples give you a good flavor of what the author is trying to do and how the facts have been twisted to actually avoid the truth.

In conclusion, I’d like to make sure that we don’t downplay the significance of any concerns you may have that may have been raised by this short-and-distort article. We understand that the allegations are serious. As we’ve indicated, we’ve already taken swift action to notify regulatory authorities, and we’re also communicating directly with the author.

We’ve been contacted by experts who’ve opined that this article has indeed crossed the legal threshold. We’ve also been contacted by a number of shareholders who are interested in either initiating or joining a class action lawsuit.

We’re happy to facilitate communication in that regard. So if you’re interested, please go to our website and click on the Contact Us link. We’ll put you in touch with the liaison who’s coordinating these efforts.

In the meantime, we are focusing on our core business, and we have a lot of exciting projects and ventures coming up. We will take the necessary actions to protect our shareholders and to see that Meson is investigated and held accountable, but we won’t let them distract us from focusing on our business execution as we continue to produce significant results.

We are very grateful for the support of our shareholders, and we look forward to more positive things to come. We’ll now open the floor for questions.

Operator: Thank you, sir. We will now begin the question-and-answer session. If you have a question, please press the star, followed by the one on your touch-tone phone; if you’d like to withdraw your question, please press the star, followed by the two; and if you’re using speaker equipment, you will need to lift the handset before making your selection.

Our first question comes from the line from Mark Argento with Lake Street Capital Markets. Please go ahead.

Mark Argento: Good. Good afternoon, guys. A couple of questions, first off, Greg, when you think of Oceanica and the opportunity there, we had a 2014 event, 2015 even, is it going to be a capital intensive? And I’m getting more and more questions on the opportunity. It looks immense, but I just wanted to catch some of your thoughts since we have you live on the line.

Greg Stemm: Mark, we’re obviously in a pretty delicate stage of this, as you know, with mining projects. We’re very restricted in what we can do and what we can talk about. It’s a difficult balancing act. That said, I think that you’re going to see a lot about Oceanica in 2014. I do not see it in the least bit dilutive from Odyssey stock standpoint or capital intensive from an Odyssey standpoint. But working with J.P. Morgan and some of the other people that we’re working with, including the company that I mentioned previously, I think we have a good plan to maximize the value of that project. And as I mentioned earlier, I think that it’s really going to set the tone for our mineral exploration business and get people to sit up and take notice. This is serious stuff and a really serious opportunity for Odyssey going forward.

Mark Argento: Good. And then one for Philip. You mentioned under your kind of gross cash in excess of 30 million, you’re starting to pay down some of the debt. Where do you see your debt levels at year end so that we can kind of calculate a net cash position for you guys? Think about that.

Philip Devine: There are two debt elements that we would be paying off between now and year end. One, we have the option to pay off before year end the

$10-million project loan we received from Fifth Third Bank, although that can remain in place until June of 2014. So whether we pay it all or not, I assumed in the $30-million figure that I provided on this call at year end that we would be paying off that $10 million before year end. If we don’t pay it off, then we’ll have an excess of $40 million of cash at year end.

The other debt element that we will be paying off is a monthly installment. As I mentioned to you, there’s about $6 million of outstanding convertible debt. We cannot prepay that. That’s paid in monthly equal installments. We will be paying that most likely. We have historically been paying that in shares. We have elected several weeks ago to start paying that in cash. So probably for your model, the best is to assume that we will be paying that in cash in equal installments throughout the end of the year. That $6 million matures in May 2014.

Mark Argento: Great. That’s helpful. And then going around the horn here, Mark, you had mentioned in your prepared remarks about the 20th-century Wreck Programs that you have four projects. I thought I heard you say you thought was $800 million in potential value there. Is that the right number?

Mark Gordon: Let me clarify that framework actually. In the four projects that are under contract I mentioned have a value in excess of $180 million, but when you look across the current sort of active prospect list that we’re working, including those projects, that total list has a value in excess of $800 million. So that is a component of the 800 million.

Mark Argento: And then what you expect, you said you’ll do recon work first half of next year, second half you would look to commence operations. Do you think the opportunity to do one a year legit or do you think I’m going to try to get multiple going per year or what’s the expectation?

Mark Gordon: Yeah. The objective for the programs is actually to do a minimum of one, ideally one to two. Some of these projects are larger than others, and they can span more time. But as I also mentioned, we are routing them geographically. So as a specific example of the four wrecks that are mentioned that are under contract, three happen to be relatively close to one another, and we would imagine moving just simply from one project to the next much like you saw us jump back and forth between Gairsoppa and Mantola.

So again, answering your question directly, minimum of one with an objective of one to two depending on how quickly things move and with a minimum objective of recovering at least $50 million each year. And even that’s a significant number, which I mentioned is that more than covers our total expenses right now of this operation, of all elements of the business. So essentially the commodity shipwreck business could be the funding source for the entire business. That would exclude then, obviously, any charter revenues that come or the charter revenues would be on top, any monetizations from mineral assets like the 25 million you saw us produce this year from Oceanica, et cetera, et cetera.

Mark Argento: Great, and then just last, this is a just kind of an open mike comment from me, and I’ve been following you guys for a long, long, long time. Truly, you guys are a different animal when it comes to a public company, and I don’t think anybody’s going to dispute that. I do think that you guys have really made some phenomenal changes in the business and the opportunity is immense, but you know, I’m not here to provide an infomercial.

But one thing I think is the key take right here from everything that’s gone on is the opportunity to do more of a quarterly or, you know, every other quarter open-mike conference calls like this I think would go a long way to providing incremental information for investors. So unfortunately, it came to having something like this happen to have you guys on an open mike like this. Like clearly, I think there’s a lot of good information that you were able to provide. And even though you guys make yourselves available to investors, I think having a quarterly conference call, I would really suggest that to manage the board is a great way to communicate going forward.

So anyways, with that, good luck. Thanks for the time.

Mark Gordon: Yeah, and Mark, just a quick comment off on that by the way. Interestingly, as the business has transformed to where we have a business, that’s a little more predictable. It was our intent actually to start these calls starting next year, part of the decision in the investment relations firm we hired middle of this year was about getting us ready for that. So that actually is our intent to be communicating through this sort of mechanism more regularly going forward.

Mark Argento: Great. Thank you.

Mark Gordon: Thanks for your questions.

Operator: And our next question comes from the line of Mike Malouf with Craig-Hallum Capital Group. Please go ahead.

Mike Malouf: Great. Thanks, guys. And I’ll also, to echo Mark’s comments about that, I’m glad you guys are going to do quarterly calls because the updates are I think certainly overdue and very welcome on part of the shareholders.

If I could just get a little color around the JPMorgan announcement, you know, why them? Do they have a particular expertise that you’re looking for? And maybe just a little bit more color on what they can actually do for you with regards to Oceanica.

Greg Stemm: This is Greg. I’ll take that. At this point, we’re not prepared to comment for specific strategic reasons. We don’t want to get into much depth on our strategy for that project. Just stay tuned. In the near future, you’re going to be hearing more, I think, about what we’re going to be doing with JPMorgan and some of the plans for that project. But at this point, it’s better just not to say too much about it.

Mike Malouf: Okay. And then with regards to the shipwrecks, you know, when we were looking at the Gairsoppa, we never really knew how much silver was down there. We saw after the Mantola, you know, that we didn’t quite get, we didn’t get anything from the first pass on that one. How visible are the commodity shipwrecks that are in this pipeline? How certain are you that the commodity is there to give investors a little bit of visibility on that?

Mark Gordon: I’ll take that one, Mike. It’s Mark Gordon. Look, I mean, one of the things we really like about 20th-century wrecks is that visibility on the cargo is much greater than historic wrecks mainly because 20th-century record keeping was better and most records are pretty readily available.

I mean to your point, I think the discrepancy on the Gairsoppa was the Lloyd’s Register which tends to be a pretty reliable source of information, you know, estimated that there was potentially close to 7 million ounces of silver. There was a separate account provided to us by our government partner, the U.K. Department for Transport. It showed very specifically the cargo that they had insured. And in that element of the cargo, we knew every single bar by serial number, weight, purity, and we recovered all but 25 of the 2,817 bars that were listed on that element of the cargo. By the way, a quick note, as I mentioned, we’ve renewed the salvage contracts for both wrecks, which obviously should signal that we haven’t given up on more cargo being there.

So yeah, there was a deviation between the Lloyd’s Register, which we always disclose as a risk factor that we won’t know the accuracy of these records until we complete operations. But I think the fact that we did recover over 99% of the government-documented cargo gives us some confidence that we could rely on these figures a little more than we do on historic shipwrecks.

Mike Malouf: Okay, great. And then just a quick question, Philip. You’ve started to pay off this convertible note with cash versus stock. Was it just that you finally have enough cash and the visibility of cash on the balance sheet that has changed that? You’ve I think done that in the past, right?

Philip Devine: That is correct.

Mike Malouf: Okay, great. Well, thanks a lot for the time. Thanks a lot for the color.

Philip Devine: We have paid interest in cash, other amounts in cash, but let’s say we discussed it at the board recently, and given our strong cash position right now, the decision was made to start to elect to pay these monthly installments in cash.

Mike Malouf: Right.

Philip Devine: This was several weeks ago.

Mike Malouf: Great. That’s all for me. Thank you.

Operator: Thank you. And as a reminder, ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time. And again, if you are using speaker equipment, you will need to lift the handset before making your selection. One moment, please, for our next question.

At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Stemm. Please proceed, sir.

Greg Stemm: I’m sorry, my phone keeps cutting in and out. I guess, so this is the end of the question-and-answer session?

Mark Gordon: Yes, Greg. Do you want to make a concluding statement?

Greg Stemm: Yes, yes. Thank you. I really appreciate everybody taking their time to join us in the call today. This has been a difficult couple of days. This is not the first time that we, as a team, have encountered some complicated situations. In this case, though I think it’s entirely manufactured. I think the truth will prevail, and anybody that does their due diligence on Meson, as we have, and looks carefully at all these allegations will find that it is nothing really but a bunch of garbage. So do your due diligence. If you have any specific questions, please contact us at the company, and we’ll be happy to get some information back to you.

Thank you, again, for your support. Thanks for joining us today.

Operator: If I may interrupt you, there is one additional question in the queue. Would you like to take this question.

Mark Gordon: Sure, sure.

Operator: This comes from the line of Steve Lemmer with Boldt Capital. Please go ahead.

Steve Lemmer: Gentlemen. Question for you, Mark, in your comment you said JPMorgan arrangement was success based. I hope you can go into that talking about what you mean by success based as opposed to you guys just, I guess, paying for their services, and then also a little bit of clarification on what you mean by we’ll be hearing more in the near future. There’s been a lot of, I guess, fuzziness in the past with OMEX of how long that is. So if you could just talk about what success based, either that means they’ve had an ability to look deeper into Oceanica than is publicly known and comments on that front.

Greg Stemm: Steve, I’ll take that. Actually, when we put out some public information we’ll talk more about it, but until we clear anything that we put out with JPMorgan, I really shouldn’t say any more today.

Steve Lemmer: Okay. And then also you mentioned that going forward you’re going to be moving, I guess, it’s probably the Dorado Discovery to new deposits. Would this be deposits that you guys have the mining rights to or would this be you guys doing service for other than receiving revenue? And if you are, what does that look like?

Mark Gordon: Yeah, I could take that. You want to take it Greg?

Greg Stemm: Yeah, I’ll take that. Basically, there’s three different types of opportunities that we’ll be looking at. Some will be projects that we do completely on our own like Oceanica where we start something from scratch based on our own research. Secondly, we will be doing projects earning equity in other people’s deposits, other people’s tenements. Third, we’re actually looking at some work for companies and for governments where we are primarily working as a contractor for profit, but we may end up with royalties or other beneficial interests in the projects in the back end. So we’re looking at all three types of projects, and there’s a lot more projects than we have time to do with the Dorado Discovery, let’s put it that way.

Steve Lemmer: And with regard to Neptune, is there any plan on how this ultimately be monetized or is that something you’re not thinking about right now? Monetized for OMEX that is.

Greg Stemm: Well, we’re just a shareholder in Neptune. That is entirely up to Neptune to decide what they’re going to do strategically, and we’ll leave that up to their management team. But we feel really good about what’s going on with Neptune, and we feel very good about the deposits, tenements and the work that they’ve been doing out there in the South Pacific.

Steve Lemmer: And I guess one last question, I’ll let everybody go. Philip, you mentioned that you bought stock, but you guys can’t buy anymore because the window’s closed now. Will we be seeing any purchases from anybody once the window opens, especially if the stock is still at this suppressed price?

Philip Devine: Once again, prior to any quarterly or financial press releases, we are bound not to trade in the shares of the company, and also if any of the insiders are aware of any material information, we are prevented from trading in the shares. And let’s say, we are working on several fields at this time that may preclude us from purchasing. Well, we always check with our attorney before doing so.

Steve Lemmer: Okay. Thank you.

Greg Stemm: Thank you, everybody. We appreciate your time today, and we appreciate the continued support from our investors.

Operator: And before we end today’s presentation, I would like to take a moment to read the Company’s Safe Harbor statement that provides important cautions regarding forward-looking statements.

Odyssey Marine Exploration believes that the information set forth on this call may include forward-looking statements. Within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Security Act of 1933, and Section 21E of the Security Act of 1934, certain factors that could as a result be different materially from those projected in the forward-looking statements are set forth in the Risk Factors Part I of Item 1A of the Company’s Annual Report on From 10K of the year ended December 31st, 2012, which has been filed with the Securities and Exchange Commission.

I would like to remind everyone that this call will be available for replay through December 5, 2013 starting in about two hours. Please refer today’s clip press release for all the replay instructions. A Web Pass Replay will also be available via the Company’s website at www.odysseymarine.com.

Thank you for joining us today for our presentation. This concludes today’s call. You may now disconnect.